Exhibit 99.1

NITROMED, INC. 45 HAYDEN AVENUE, SUITE 3000 LEXINGTON, MA 02421 t. 781.266.4000 f. 781.274.8080
www.nitromed.com

NitroMed Reports Financial Results for Second Fiscal Quarter 2008

 - Conference Call and Webcast to be Held Today at 8:00 AM ET -

LEXINGTON, MA—(August 5, 2008) — NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for its second fiscal quarter and year to date ended June 30, 2008. NitroMed is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine approved in the United States for the treatment of heart failure in self-identified black patients.

Total revenues for the three months ended June 30, 2008 were $3.8 million, compared to $3.7 million for the same period in 2007, an increase of $0.1 million, or 3%. For the six months ended June 30, 2008, total revenues were $7.8 million, compared to $7.3 million for the same period in 2007, an increase of $0.5 million, or 7%. Sales of BiDil accounted for all revenues during both periods.

Total operating expenses for the three months ended June 30, 2008, excluding cost of product sales, were $2.4 million, compared to $9.6 million for the same period in 2007, a decrease of $7.2 million, or 75%. For the six months ended June 30, 2008, total operating expenses, excluding cost of product sales, were $10.8 million, compared to $22.5 million for the same period in 2007, a decrease of $11.7 million, or 52%. The decrease in operating expenses for both periods is primarily due to the Company’s restructuring in January 2008.

The Company’s net income for the quarter ended June 30, 2008 was $1.0 million, or $0.02 per common share, compared to a net loss of $6.2 million, or ($0.16) per common share, for the same quarter in 2007.  For the six months ended June 30, 2008, the Company’s net loss was $4.2 million, or ($0.09) per common share, compared to a net loss of $16.4 million, or ($0.42) per common share, for the same period in 2007.  Although the Company recorded net income in the second quarter of 2008, the Company has not been profitable in any prior quarter, has discontinued active promotion of BiDil, and may incur losses in future periods.

At June 30, 2008, the Company had cash, cash equivalents and short-term marketable securities totaling $18.8 million, which excludes $1.6 million of securities classified as long-term marketable securities.  The Company believes that its existing cash, plus cash it expects to generate from sales of BiDil, will be sufficient to fund its current business plan for at least the next twelve months.

“We were pleased that total prescriptions of BiDil generally held steady through the second quarter, despite our discontinuation of active promotional efforts related to BiDil at the beginning of 2008. During the second quarter, we continued to carefully manage expenses following our January 2008 restructuring.  As previously announced, we continue to evaluate strategic alternatives intended to maximize shareholder value,” said Kenneth M. Bate, NitroMed’s President, Chief Executive Officer and Interim Chief Financial Officer. “As a result of the continued implementation of our January 2008 restructuring, we are lowering our expense guidance range by $2 million. For the year ending December 31, 2008, we expect to incur approximately $14 to $16 million in operating expenses, including share-based compensation expense related to SFAS 123R but excluding cost of product sales and charges related to our January 2008 restructuring.”

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss second quarter 2008 financial results and Company progress.

Date:	Tuesday, August 5, 2008
Time:	8:00 a.m. Eastern Time
Access	by Conference Call:
	Domestic callers:	Dial 800-356-4123
	International callers:	Dial 617-597-5393
	Participant passcode:	32967472
Access	by Webcast:
Go to www.nitromed.com for live webcast link.

An audio replay of the earnings conference call will be available two hours after the call and through September 5, 2008.  The replay can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay passcode for all callers is 86745157.  The webcast will be archived on the Company’s website for an indefinite period of time following the earnings call.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial.

For full prescribing information, visit: www.BiDil.com.  BiDil is a registered trademark of NitroMed, Inc.

Cautionary Note Concerning Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding cash management and operating expenses in 2008 and its plans to evaluate strategic alternatives intended to maximize shareholder value, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the Company’s ability to generate sufficient capital to continue funding its operating expenses; the Company’s ability to successfully execute on its first quarter 2008 restructuring plan, including, without limitation, the Company’s ability to retain the employees necessary to oversee its continuing operations and its ability to achieve anticipated cost reductions; unplanned difficulties with respect to continued sales of BiDil and the ongoing development of an extended release formulation of

BiDil, known as BiDil XR™; the Company’s ability to identify and enter into strategic transactions and, through any such transactions, maximize shareholder value; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses; general economic and market conditions; and other important factors discussed in the Section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which has been filed with the SEC. The forward-looking statements included in this press release represent the Company’s views as of the date of this release.  The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contact:

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

-   Financial Tables Follow –

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of June 30, 2008 and December 31, 2007

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Cash and marketable securities	$18,753	$31,400
Accounts receivable, net	1,796	1,929
Inventories	1,535	1,401
Other assets	1,958	837

Total assets	$24,042	$35,567

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$4,885	$13,342
Stockholders’ equity	19,157	22,225

Total liabilities and stockholders’ equity	$24,042	$35,567

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2008 and 2007

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$3,831	$3,715	$7,764	$7,283

Cost and operating expenses:
Cost of product sales	536	637	1,515	1,591
Research and development	509	2,931	2,139	5,938
Sales, general and administrative	1,906	6,634	5,904	15,582
Restructuring charge	—	—	2,725	1,004

Total cost and operating expenses	2,951	10,202	12,283	24,115

Net Income (loss) from operations	880	(6,487)	(4,519)	(16,832)

Non-operating income, net	102	251	317	482

Net Income (loss)	$982	$(6,236)	$(4,202)	$(16,350)

Basic and diluted net income (loss) per common share	$0.02	$(0.16)	$(0.09)	$(0.42)

Weighted average shares outstanding:
Basic	46,029	40,100	45,910	38,689
Diluted	46,033	40,100	45,910	38,689